Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of the 21st day of January, 2005, to be effective as of January 1, 2005, by and between THOMAS M. DUFFY (“Employee”) and ALLIED HOLDINGS, INC., a Georgia corporation (“Employer”).

     WHEREAS, Employer and Employee have made and entered into that certain Employment Agreement dated February 23, 2000, as amended by the First Amendment to Employment Agreement dated June 1, 2001, as amended by the Second Amendment to Employment Agreement dated February 11, 2004 (collectively, the “Employment Agreement”); and

     WHEREAS, Employer and Employee deem it in their respective best interests to clarify the duties and obligations, each to the other, by amending and restating the Employment Agreement as set forth herein;

     NOW, THEREFORE, for and in consideration of the covenants and conditions hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer hereby agree as follows:

W I T N E S S E T H

     WHEREAS, Employer, through its Affiliates (as hereinafter defined), is engaged in the transportation of automobiles and light trucks from manufacturers to retailers, and other related activities (the “Business”); and

     WHEREAS, Employee has practiced law for a number of years, has pertinent legal experience, and has, from time to time, provided legal services to Employer; and

     WHEREAS, Employer desires in-house legal counsel and Employee desires to serve as Employer’s in-house legal counsel; and

     NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby mutually agree that all previous employment agreements are superseded, null, void, and of no further force and effect, and Employer and Employee further mutually agree as follows:

     1. DEFINITIONS.

(a)	“Affiliate” means any corporation, partnership or other entity of which Employer owns at least eighty percent (80%) of the outstanding equity and voting rights directly or indirectly through any other corporation, partnership or other entity.

(b)	“Base Salary” means the annual salary payable pursuant to Paragraph 4(a) hereof as adjusted, from time to time, by Employer.

(c)	“Cause” means (i) the commission by Employee of an act constituting a felony and Employee’s conviction thereof; (ii) Employee’s prolonged absence, without the consent of Employer, other than as a result of Employee’s Disability or permitted absence or vacation; (iii) conduct of Employee which amounts to fraud, dishonesty, gross or willful neglect of duties; or (iv) engaging in activities prohibited by Paragraphs 13, 14, or 15 hereof.

(d)	“Disability” shall conclusively be deemed to have occurred with respect to Employee (i) if Employee shall be receiving payments pursuant to a policy of long-term disability income insurance; (ii) if Employee shall have no long-term disability income coverage then in force and any insurance company insuring Employee’s life shall agree to waive the premiums due on such policy pursuant to a long-term disability waiver of premium provision in the contract of life insurance; or (iii) if Employee shall have no long-term disability waiver of premium provision in any contract of life insurance, then if Employee shall be receiving long-term disability benefits from or through the Social Security Administration; provided, however, that in the event Employee’s disability shall, otherwise and in good faith, come into question (and, for purposes of this proviso, “disability” shall mean the permanent and continuous inability of Employee to perform substantially all of the duties being performed immediately prior to his disability coming into question), and a dispute shall arise with respect thereto, then Employee (or his personal representatives) shall appoint a medical doctor, Employer shall appoint a medical doctor, and said two (2) doctors shall, in turn, appoint a third party medical doctor who shall examine Employee to determine the question of disability and whose determination shall be binding upon all parties to this Amended and Restated Employment Agreement.

(e)	“Restricted Period” means the period commencing as of the date hereof and ending on that date one (1) year after the termination of Employee’s employment with Employer for any reason, whether voluntary or involuntary.

(f)	“Term” means the Initial Term and any Renewal Term (each as defined in Paragraph 2 hereof); provided, however, that, in the event Employee’s employment shall terminate by reason of the applicability of Paragraph 8 hereof then, in such event, the “Term” shall end upon the termination of Employee’s employment.

     2. TERM. Subject to the provisions hereinafter set forth, the Term of this Amended and Restated Employment Agreement shall commence as of the date hereof and shall end on December 31, 2005 (the “Initial Term”). Upon the expiration of the Initial Term, and on the expiration of each successive Renewal Term (as hereinafter defined), Employee’s employment shall be automatically renewed for an additional term of one (1) years (the “Renewal Term(s)”), unless written notification of termination is given by either party to the other party not less than three (3) months prior to the expiration of the Initial Term or, as the case may be, the then-current Renewal Term.

     3. DUTIES.

(a)	Employee shall, during the Term, serve as Executive Vice-President, General Counsel and Secretary of Employer. Employee’s principal duties shall be to (1) act as legal counsel to Employer and (2) perform such executive, managerial and administrative duties as the Chairman and Board of Directors of Employer may, from time to time, reasonably request and which shall not be inconsistent or incompatible with Employee’s role as legal counsel.

Any implication anywhere in this Amended and Restated Employment Agreement to the contrary notwithstanding, Employer and Employee recognize that, as a member of the State Bar of Georgia, Employee shall, at all times, (i) be bound by and act in accordance with the rules, regulations and policies of the State Bar of Georgia, including without limitation the Canons of Ethics and Standards of Conduct, as from time to time promulgated and/or amended, and (ii) act in such manner as to protect the attorney-client privilege between him and Employer unless Employer shall specifically consent, in a writing signed by the Chairman or President of Employer, to the waiver of such privilege. In no event shall Employee’s employment be terminated, nor shall Employee be deemed to be in breach of this Amended and Restated Employment Agreement, by reason of any action or decision taken by him in good faith while acting pursuant to and in accordance with the preceding sentence.

(b)	Subject to the preceding subparagraph, during the Term, Employee shall devote substantially all of his time, energy and skill to performing the duties of his employment (vacations as provided hereunder and reasonable absences because of illness excepted), shall faithfully and industriously perform such duties, and shall use his best efforts to follow and implement all management policies and decisions of Employer. Employee shall not become personally involved in the management or operations of any other company, partnership, proprietorship or other entity, other than any Affiliate, without the prior written consent of Employer; provided, however, that so long as it does not interfere with Employee’s employment hereunder, Employee may, with Employer’s consent, (1) serve as a director, officer or partner in a company that does not compete with the Business of Employer and the Affiliates so long as the aggregate amount of time spent by Employee in all such capacities shall not exceed twenty (20) hours per month, and (2) serve as an officer or director of, or otherwise participate in, educational, welfare, social, religious, civic, trade and industry-related organizations.

     4. BASE SALARY.

(a)	For and in consideration of the services to be rendered by Employee pursuant to this Amended and Restated Employment Agreement, Employer shall pay to Employee, for each year during the Term, an annual salary of not less than Three Hundred Thirty Thousand Dollars ($330,000.00), payable in equal semi-monthly installments in accordance with Employer’s payroll practices. Employee’s salary shall be reviewed by the Board of Directors of Employer or its Compensation and Nominating Committee, as applicable, annually and, in the sole discretion of the Board of Directors or the Compensation and Nominating Committee, may be increased, but not decreased.

(b)	In addition to the Base Salary paid to Employee pursuant to Paragraph 4(a) hereof, Employee shall be eligible to receive monthly compensation of up to (x) 3% of (y) Employee’s Base Salary multiplied by one-twelfth (1/12), through Employer’s anticipated “Monthly R+” performance incentive plan, as such plan shall be developed, implemented and maintained from time to time by Employer. The pertinent terms of the plan and the specific performance objectives to be developed to measure Employee’s performance under such plan shall be provided to Employee at such time as Employer shall have implemented the same. This Paragraph 4(b) shall not create any entitlement for Employee, require Employer to actually implement the Monthly R+ plan or prevent Employer from, in its sole and exclusive discretion, terminating or changing the terms to any such plan Employer does so implement.

     5. BONUS COMPENSATION.

(a)	Employee shall, with respect to each calendar year of Employer ending during the Term, be entitled to participate in the Allied Holdings, Inc. EVA Based Incentive Plan, as the same may be from time to time amended and in effect (the “EVA Plan”) or any other bonus plan of Employer. The

Employee’s Target Bonus for purposes of the EVA Plan shall be such percentage of Employee’s Base Salary as shall, from time to time, be determined by Employer.

(b)	Employer hereby agrees to pay to Employee a cash bonus in an amount equal to $247,500, with such bonus to be credited against any bonus amount otherwise due to Employee by Employer under the Employer’s bonus plans and to be paid in the following manner:

(i)	35% of the bonus amount shall be paid within five (5) business days following the filing with the Securities and Exchange Commission of Employer’s Annual Report on Form 10-K for the year ended December 31, 2004;

(ii)	10% of the bonus amount shall be paid within five (5) business days following the filing with the Securities and Exchange Commission of Employer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005; and

(iii)	55% of the bonus amount shall be paid within five (5) business days following the filing with the Securities and Exchange Commission of Employer’s Annual Report on Form 10-K for the year ended December 31, 2005;

provided, however, that Employer shall not be required to pay a particular installment of such bonus if Employee’s employment is terminated on or before the date on which such applicable payment set forth in Paragraph 5(b)(i), (ii) or (iii) is due, other than with respect to a termination pursuant to Paragraph 9(b) or 9(d) of the Amended and Restated Employment Agreement or a termination by Employer without Cause (as defined herein), in which case the entire amount of bonus provided in this Paragraph 5(b) shall be due and payable to Employee immediately upon termination. In the event Employer terminates Employee for Cause (as defined herein), Employer shall pay to Employee an amount equal to the product of (A) $247,500, times (B) the quotient of (1) the number of days from January 1, 2005 through the date of termination for Cause, divided by (2) 455.

     6. OTHER BENEFITS. During the Term, Employer shall provide the following benefits to Employee:

(a)	Employee shall be entitled to participate in all group medical and hospitalization benefit programs, dental care, sick leave, life insurance or other benefit plans for highly compensated employees of Employer or any Affiliate as are now or hereafter provided by Employer or any Affiliate, in each case in accordance with the terms and conditions of each such plan and benefit package.

(b)	Employee shall be entitled to participate in all long term incentive plans, stock option plans and other similar plans for highly compensated employees of Employer as are now or hereafter provided by Employer or any Affiliate, in each case in accordance with the terms and conditions of each such plan.

(c)	Employee shall be provided with the use of an automobile, which shall be comparable to other automobiles Employer provides to persons serving in the capacity of Executive Vice-President of Employer, or President of an Affiliate, and which shall be chosen by Employee from a list of automobiles Employer typically makes available to its Executive Vice-Presidents and Presidents of its Affiliates and Employer shall pay for the cost of all insurance, ad valorem taxes and tag charges for such automobile and all operating and maintenance charges for such automobile. In addition, Employee shall be entitled to an automobile allowance for his spouse comparable to the spousal allowance Employer provides to persons serving in the capacity of Executive Vice-President of Employer, or President of an Affiliate, as determined from time to time by the Board of Directors of Employer or its Compensation and Nominating Committee.

(d)	Employee shall be provided with the use of a cellular telephone, at no cost to Employee.

(e)	Employer shall reimburse Employee for dues paid by Employee for membership in such professional organizations and eating clubs as shall, from time to time, be deemed appropriate and necessary by Employer.

(f)	Employee shall, at all times, have available to him an expense account, including the use of a corporate American Express card, to defray ordinary and necessary business expenses incurred in the performance of his duties hereunder. Employee shall be reimbursed for such expenses upon presentation and approval of expense statements or written vouchers or other supporting documents as may be reasonably requested in advance by Employer, which approval shall not be unreasonably withheld or delayed.

(g)	Employer shall reimburse Employee for any premiums paid by Employee for life insurance and long-term care insurance for Employee and his spouse provided that such annual reimbursement amount shall not exceed $25,000, and in addition shall reimburse Employee for any federal, state and local taxes paid by Employee as a result of Employer’s obligations set forth in this subparagraph (g).

     The benefits described in subparagraph (a) of this Paragraph shall not be construed to require Employer to establish any such plans or programs or to prevent Employer from modifying or terminating any such plans or programs, and no such action or failure thereof shall affect this Amended and Restated Employment Agreement; provided, however, that in the event of any reduction in the group medical and hospitalization benefits in place as of the date hereof, the salary payable to Employee shall be increased, as of the effective date of such reduction, by that amount necessary to enable Employee to supplement the benefits provided by Employer to maintain the level of benefits currently provided to him by it.

     7. VACATION. Employee shall receive no fewer than three (3) weeks of paid vacation for each year during the Term. Scheduling of vacation shall be subject to the prior approval of Employer (which approval shall not be unreasonably withheld). Vacation time shall not accrue, and in the event Employee prior to the end of any year shall not use all of his vacation time for such year, such vacation time shall be forfeited.

     8. TERMINATION. Anything herein to the contrary notwithstanding, Employee’s employment hereunder shall terminate upon the first to occur of any of the following events:

(a)	Employee’s Disability;

(b)	Employee’s death;

(c)	Employee’s materially breaching this Amended and Restated Employment Agreement by the non-performance or non-observance of any material term or condition of this Amended and Restated Employment Agreement, which breach shall not be corrected within forty-five (45) days after receipt of written notice of same from Employer;

(d)	Employer’s sending Employee written notice terminating his employment hereunder prior to the expiration of the Initial Term or any Renewal Term in accordance with Paragraph 2 hereof;

(e)	Employee’s voluntarily terminating his employment hereunder prior to the expiration of the Initial Term or any Renewal Term; or

(f)	Employee’s being terminated for Cause.

     9. TERMINATION PAYMENT. Subject to the provisions of Paragraph 12 hereof, in the event

(a)	Employee’s employment shall terminate pursuant to Paragraph 8(a) (Disability) or Paragraph 8(b) (death) hereof; or

(b)	Employee shall terminate his employment as a result of

(i)	any failure to elect or reelect or to appoint or reappoint Employee to the position of Executive Vice-President, General Counsel and Secretary of Employer unless agreed to by Employee;

(ii)	any material change by Employer in Employee’s function, duties, responsibility, importance, or scope from the position and attributes thereof described in Paragraph 3 hereof unless agreed to by Employee, or any change in location of the principal offices of Employer outside the metropolitan Atlanta, Georgia, area, or any requirement that Employee perform substantially all of his duties outside the metropolitan Atlanta, Georgia, area (and any such material change or relocation of Employer or Employee shall be deemed a continuing breach of this Amended and Restated Employment Agreement);

(iii)	the liquidation, dissolution, consolidation or merger of Employer (other than a merger or other combination of Employer and an Affiliate); provided, however, that if there shall be a termination of employment resulting from events described in this subsection (iii) and in subsection (d) below, then such termination shall be deemed to fall within the terms of subsection (d) below which shall control and be paramount;

(iv)	any other material breach of this Amended and Restated Employment Agreement by Employer which shall not be cured within thirty (30) days after receipt of written notice of same from Employee;

(v)	Employer filing a petition for protection or relief from creditors under the federal bankruptcy law, or any petition shall be filed against Employer under the federal bankruptcy law, or shall admit in writing its inability to pay its debts or shall make an assignment for the benefit of creditors, or a petition or application for the appointment of a receiver or liquidator or custodian of Employer is filed, or Employer shall seek a composition with creditors; or

(c)	Employee’s employment shall be terminated by Employer for any reason other than for Cause or because Employer elects not to extend this Amended and Restated Employment Agreement beyond the Initial or any Renewal Term; or

(d)	If (i) Employer undergoes any change in control or ownership whereby Employer is reorganized, merged, or consolidated with one or more corporations as a result of which the owners of all of the outstanding shares of common stock immediately prior to such reorganization, merger or consolidation own in the aggregate less than seventy percent (70%) of the outstanding shares of common stock of the Employer or any other entity into which Employer shall be merged or consolidated immediately following the consummation thereof (hereinafter, “Employer’s successor-in-interest”), or (ii) the sale, transfer or other disposition of all or substantially all of the assets or more than thirty percent (30%) of the then outstanding shares of common stock of Employer is effectuated, other than as a result of a merger or other combination of Employer and an Affiliate, or (iii) the acquisition by any “person” as used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of Employer’s then outstanding voting securities is effectuated; or (iv) the individuals who, as of the date of execution of this Amended and Restated Employment Agreement, are members of the Board of Directors (the “incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that if the election, or nomination for election by the shareholders of any new director was approved by a vote of at least two-thirds (2/3) of the incumbent Board, such new director shall, for purposes of this Amended and Restated Employment Agreement, be considered as a member of the incumbent Board, and (a) Employee’s employment with Employer or Employer’s successor-in-interest is terminated by Employer or Employer’s successor-in-interest (as the case may be) or Employee for any reason, or (b) Employee’s employment under this Amended and Restated Employment Agreement is not extended by Employer or Employer’s successor-in-interest for any Renewal Term, and such termination or non-renewal occurs within two (2) years after the closing of the transaction which resulted in the change in control, then Employer shall, depending upon the reason for the termination of Employee’s employment, immediately pay in cash to Employee an amount determined as follows:

(x)	If the termination shall be pursuant to subparagraph (d) above, the amount shall be equal to the sum of

(1)	three hundred percent (300%) of Employee’s then-effective annual Base Salary; and

(2)	three hundred percent (300%) of Employee’s then-effective Bonus, as hereinafter defined.

In addition, Employer shall continue to provide to Employee (except in the case of Employee’s death), for a period of three (3) years from said termination, the benefits enumerated in Paragraph 6(a) and Paragraph 6(c) hereof.

(y)	If the termination shall be other than pursuant to subparagraph (d) above, the amount shall be equal to the sum of

(1)	two hundred percent (200%) of Employee’s then-effective annual Base Salary; and

(2)	two hundred percent (200%) of Employee’s then-effective Bonus, as hereinafter defined.

In addition, Employer shall continue to provide to Employee (except in the case of Employee’s death), for a period of two (2) years from said termination, the benefits enumerated in Paragraph 6(a) and Paragraph 6(c) hereof.

     10. OPERATIVE PROVISIONS.

(a)	As used in this Agreement, the term “Bonus” shall mean:

(i)	with respect to the most recent grant or award of restricted stock, pursuant to Employer’s “Long Term Incentive Plan”, made prior to the date of termination of Employee’s employment, the Dollar value, as of the date of such grant or award, of the Long Term Incentive Plan restricted stock plan target for Employee as approved by the Compensation and Nominating Committee of Employer’s Board of Directors, which Dollar value is established by the Compensation Committee notwithstanding the number of shares actually received pursuant to such grant or award and notwithstanding the value of such shares actually received; plus

(ii)	the highest of (1) the average of the bonuses actually paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs; (2) the average of the bonuses which would have been paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs, assuming his target bonus had been achieved for each such year; or (3) the amount of the target bonus for Employee for the year in which termination of employment occurs.

(b)	In the event of a termination of employment pursuant to Paragraph 9 hereof, all restricted stock awards of Employee shall become wholly unrestricted and all unvested stock options of Employee shall become fully vested in Employee, and all such agreements pertaining thereto shall be read accordingly; provided, however, that Employee shall not have any such rights with respect to any stock issued under any employee stock plan of Employer qualifying under Section 402(a) et seq. of the Code if, and to the extent, such rights would jeopardize the qualification of such plan under said Section. As used in the preceding sentence, “Code” means the Internal Revenue Code of 1986 as amended from time to time or any provisions from time to time enacted and corresponding in substance thereto.

(c)	Paragraph 9 and this Paragraph 10 shall survive the termination of this Amended and Restated Employment Agreement, and this Amended and Restated Employment Agreement shall be read accordingly.

     11. INTENTION OF PARTIES. It is the express understanding and intention of Employer and Employee that the provisions of Paragraph 5 and Paragraph 9 hereof shall be read together and be non-exclusive so that, in the event of a termination of Employee’s employment pursuant to Paragraph 9 of this Amended and Restated Employment Agreement, Employee shall receive both (i) all of the compensation specified in Paragraph 9 hereof (including, but not limited to, the applicable percentage of Employee’s then-effective Base Salary and the applicable percentage of the cash portion of Employee’s Bonus) and (ii) one hundred percent (100%) of the pro rata portion of both the cash and equity parts of Employee’s Bonus based on the number of days in the fiscal year falling within the Term (which shall include the amount of any bonus paid to Employee during that year, if any), but in no event shall such pro rata portion be less than the pro rata share of the highest of (i) the average of the bonuses actually paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs; (ii) the average of the bonuses which would have been paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs, assuming his target bonus had been achieved for each such year; or (iii) the amount of the target bonus for Employee for the year in which termination of employment occurs. The amounts referred to in this Paragraph are in addition to the benefits enumerated in Paragraphs 6(b) and 6(c) hereof.

     12. CONDITIONS TO BENEFITS. Anything in this Amended and Restated Agreement to the contrary notwithstanding:

(a)	To receive the benefits enumerated in Paragraph 9 hereof, Employee shall execute and agree to be bound by a release agreement substantially in the form attached to this Amended and Restated Agreement as Exhibit A and, to the extent applicable, a resignation letter substantially in the form attached as Exhibit B, prior to, and as a condition to, receiving any payments or benefits provided for in Paragraph 9 hereof or otherwise following termination of his employment hereunder and, if applicable, the release agreement may contain provisions required by federal, state or local law (e.g., the Older Worker’s Benefit Protection Act) to effect a general release of all claims.

(b)	Employee’s right to receive any of the benefits provided for in Paragraph 9 or otherwise in this Amended and Restated Employment Agreement following termination of his employment hereunder shall immediately cease and be of no further force or effect if Employee violates any of the covenants contained in Paragraphs 13, 14, 15 or 16 hereof.

     13. COVENANT NOT-TO-DISCLOSE. Employer and Employee recognize that, during the course of Employee’s term of employment with Employer pursuant to this Amended and Restated Employment Agreement, Employer will disclose to Employee information concerning Employer and the Affiliates, their products, their customers, their services, their trade secrets, their proprietary information and other information concerning their business all of which constitute valuable assets of Employer and the Affiliates. Employer and Employee further acknowledge that Employer has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Employee of such assets to the public shall cause irreparable harm, damage and loss to Employer and the Affiliates.

(a)	To protect these assets, Employee agrees that he shall not, during the Restricted Period, advise or disclose to any person, corporation, firm, partnership or other entity whatsoever (except Employer or an Affiliate), or any officer, director, stockholder, partner or associate of any such corporation, firm, partnership or entity any information received from Employer by Employee during the course of Employee’s association with Employer relating to the business affairs of Employer and the Affiliates including information concerning Employer’s and the Affiliates’ finances, services, customers, customer lists, prospective customers, staff, contemplated acquisitions (whether of business or assets), ideas, proprietary information, methods, marketing investigations, surveys, research and any other information relating to the business and objectives of Employer and the Affiliates, except as permitted by Exhibit C hereof.

(b)	Employee further agrees that he shall not, during the term of his employment or any time thereafter, advise or disclose to any person or entity any trade secret which Employer or any Affiliate has disclosed to Employee during the course of his employment with Employer.

(c)	In the event Employee’s employment is terminated, Employee agrees that, if requested by Employer, he will acknowledge in writing that he received the disclosures referred to herein and is under the obligations referred to in this Amended and Restated Employment Agreement.

(d)	This Paragraph 13 shall, except as otherwise provided in this Amended and Restated Employment Agreement, survive the termination of this Agreement.

     14. COVENANT NOT-TO-INDUCE. Employee covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, hire, solicit, take away or attempt to hire, solicit or take away any employee or other personnel of Employer and the Affiliates. This Paragraph 14 shall, except as otherwise provided in this Amended and Restated Employment Agreement, survive the termination of this Agreement.

     15. COVENANT OF NON-DISPARAGEMENT AND COOPERATION. Employee agrees that he shall not at any time during or following the term of this Amended and Restated Employment Agreement make any remarks disparaging the conduct or character of Employer or the Affiliates or any of Employer’s or the Affiliates’ current or former agents, employees, officers, directors, successors or assigns (collectively the “Related Companies”). In addition, Employee agrees to cooperate with the Related Companies, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee’s employment with Employer. Employer shall reimburse Employee for travel expenses approved by Employer or the Affiliates incurred in providing such assistance. This Paragraph 15 shall survive the termination of this Amended and Restated Employment Agreement.

     16. COVENANT NOT-TO-COMPETE. Employer and Employee acknowledge that, by virtue of Employee’s responsibilities and authority, he shall, during the course of his Employment, be instrumental in developing, and shall receive, highly confidential information concerning Employer, its customers, its services, its trade secrets, its proprietary information and other information concerning the business of transporting automobiles and light trucks from the manufacturer to retailers (and related activities) and the logistics business in connection with automobiles and light trucks (all of which is, collectively, referred to as the “Business”), much of which will be unavailable to those in positions of lesser responsibility and authority. Employee further acknowledges that the ability of such information to benefit a competitor or potential competitor of Employer and the Affiliates shall cause irreparable harm, damage and loss to Employer and the Affiliates. To protect Employer from Employee’s using or exploiting this information, Employee agrees that, if the employment relationship between Employee and Employer terminates for any reason whatsoever, then, in such event, for a period of one (1) year or, in the case of Employee’s termination pursuant to Paragraph 9(d) hereof, two (2) years from the date of Employee’s termination of employment, Employee shall not serve as general counsel or in a similar capacity for any other person or entity who engages in the Business in the United States, Canada, Mexico, Brazil, Argentina, the United Kingdom or South Africa (collectively, the “Restricted Territory”), and Employee shall not directly or indirectly, own, manage, join, control, contract with, be employed by, act in the capacity of an officer, director, trustee, shareholder or partner or consultant, or participate in any manner in the ownership, management, operation, or control of any business or person engaged in the Business in the Restricted Territory; provided, however, Employee shall be permitted to own not more than five percent (5%) of the stock of a corporation required to file reports pursuant to the Securities Exchange Act of 1934. As to the foregoing, Employee acknowledges that he has the ability to earn a comparable income within or without the Restricted Territory as an attorney for persons or entities not engaged in the Business and that earning a livelihood for clients not engaged in the

Business within or without the Restricted Territory would not constitute a hardship or an unreasonable restriction on the Employee or restrict him from earning comparable income. This Paragraph 16 shall survive the termination of this Amended and Restated Employment Agreement.

     17. SPECIFIC ENFORCEMENT. Employer and Employee expressly agree that a violation of the covenants not-to-disclose, not-to-induce, not-to-disparage and not-to-compete contained in Paragraphs 13, 14, 15 and 16 hereof, or any provision thereof, shall cause irreparable injury to Employer and that, accordingly, Employer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Paragraphs 13, 14, 15 and 16 hereof.

     18. SEVERABILITY. In the event any provision of this Amended and Restated Employment Agreement shall be found to be void, the remaining provisions of this Amended and Restated Employment Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if Paragraphs 13, 14, 15 and 16 hereof shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with Employer, granting Employer, to the extent legally possible, the protection afforded by said Paragraphs. It is expressly understood and agreed by the parties hereto that Employer shall not be barred from enforcing the restrictive covenants contained in each of Paragraphs 13, 14, 15 and 16 as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.

     19. INCOME TAX WITHHOLDING. Employer or any other payor may withhold from any compensation or benefits payable under this Amended and Restated Employment Agreement such Federal, State, City or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     20. OTHER TAX CONSIDERATIONS. Notwithstanding any other provision of this Amended and Restated Employment Agreement to the contrary, in the event that any payment or benefit received or to be received by Employee is triggered by an event described in subparagraph (d) of Paragraph 9 of this Amended and Restated Employment Agreement, whether such payment or benefit is pursuant to the terms of this Amended and Restated Employment Agreement or any other plan, arrangement or agreement with Employer or any Affiliate of Employer (hereinafter, all such payments and benefits being sometimes referred to as “Total Payments”), and would not be deductible, either in whole or in part, by Employer or an Affiliate making such payment or providing such benefit as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any such other plan, arrangement or agreement), (A) the cash portion of the Total Payments provided in this Paragraph 20 shall first be reduced (if necessary, to zero (0)), and (B) all other non-cash Total Payments under this Paragraph 20 shall next be reduced (if necessary, to zero (0)); provided, however, that the Employee’s payment shall only be reduced by this Paragraph 20 if Employer determines that reducing the Total Payments would result in greater after-tax proceeds to the Employee than if no such reduction in Total Payments had occurred. Any determination required by the preceding sentence shall be made by independent certified public accountants or tax counsel (hereinafter, such party shall sometimes be hereinafter referred to as the “Independent Adviser”) selected by Employer, the selection of which shall be reasonably acceptable to Employee. In making Employer’s determination as to the application and effect of this Paragraph 20 on any payments or benefits received or to be received by Employee, (i) no portion of the Total Payments shall be taken into account which in the opinion of the Independent Adviser does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (ii) those Total Payments provided under this Paragraph 20 shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clause (i)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Independent Adviser; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent certified public accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     21. WAIVER. The waiver of a breach of any term of this Amended and Restated Employment Agreement by any of the parties hereto shall not operate or be construed as a waiver by such party of the breach of any other term of this Amended and Restated Employment Agreement or as a waiver of a subsequent breach of the same term of this Amended and Restated Employment Agreement.

     22. RIGHTS AND LIABILITIES UPON NOTICE OF TERMINATION. As soon as notice of termination of this Amended and Restated Employment Agreement is given, Employee shall immediately cease contact with all customers of Employer and shall forthwith surrender to Employer all customer lists, documents and other property of Employer then in his possession, compliance with which shall not be deemed to be a breach of this Amended and Restated Employment Agreement by Employee. Pending the surrender of all such customer lists, documents and other property to Employer, Employer may hold in abeyance any payments due Employee pursuant to this Amended and Restated Employment Agreement.

     23. ASSIGNMENT.

(a)	Employee shall not assign, transfer or convey this Amended and Restated Employment Agreement, or in any way encumber the compensation or other benefits payable to him hereunder, except with the prior written consent of Employer or upon Employee’s death.

(b)	The covenants, terms and provisions set forth herein shall be binding upon and shall inure to the benefit of, and be enforceable by, Employer and its successors and assigns.

     24. NOTICES. All notices required herein shall be in writing and shall be deemed to have been given when delivered personally or when deposited in the U.S. Mail, certified or registered, postage prepaid, return receipt requested, addressed as follows, to wit:

If to Employer at:

160 Clairemont Avenue
Suite 200
Decatur, Georgia 30030

With a copy to:

Troutman Sanders LLP
600 Peachtree Street, N.E.
Suite 600
Atlanta, Georgia 30308
Attn: Robert W. Grout, Esq.

If to Employee at:

2416 Hyde Manor Drive
Atlanta, Georgia 30327

or at such other addresses as may, from time to time, be furnished to Employer by Employee, or by Employer to Employee on the terms of this Paragraph.

     25. BINDING EFFECT. This Amended and Restated Employment Agreement shall be binding on the parties hereto and on their respective heirs, administrators, executors, successors and permitted assigns.

     26. ENFORCEABILITY. This Amended and Restated Employment Agreement contains the entire understanding of the parties and may be altered, amended or modified only by a writing executed by both of the parties hereto. This Amended and Restated Employment Agreement supersedes all prior agreements and understandings by and between Employer and Employee relating to Employee’s employment.

     27. APPLICABLE LAW. This Amended and Restated Employment Amended and Restated Employment Agreement and the rights and liabilities of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia.

     28. COUNTERPARTS. This Amended and Restated Employment Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

     IN WITNESS WHEREOF, Employee has hereunder set his hand and seal, and Employer has caused this Amended and Restated Employment Agreement to be executed and delivered by its duly authorized officers, all as of the day and year first above written.

/s/ Thomas M. Duffy
THOMAS M. DUFFY

ATTEST:		ALLIED HOLDINGS, INC.

By:	/s/ Thomas M. Duffy	By:	/s/ Hugh E. Sawyer
	Secretary		Hugh E. Sawyer President and Chief Executive Officer

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